Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-863-4193

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

MEDALLION BANK’S SALE OF NEARLY $100 MILLION IN PRIME-

CREDIT CONSUMER LOANS AT A PREMIUM

NEW YORK, NY – July 5, 2016 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, closed a sale of nearly $100 million in prime-credit consumer loans to a large super regional bank at a premium.

Donald Poulton, Chief Executive Officer of Medallion Bank stated, “Given our strong network of relationships, 2016 is shaping up to be another record year of loan production. This sale is confirmation of the value of the Bank’s portfolio activities and the resulting gains will help facilitate additional future growth.” It is the Bank’s first sale of loans originated within its consumer lending businesses, which produced 80% of the Company’s earnings in 2015. The sold portfolio consisted primarily of home improvement and recreational vehicle installment loans.

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.